Exhibit 99.1

Essential Properties Realty Trust, Inc. Announces Dividend for the Third Quarter 2019

September 9, 2019

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.22 per share of common stock for the third quarter of 2019. This represents an annualized dividend of $0.88 per share of common stock. The dividend is payable on October 15, 2019 to stockholders of record as of the close of business on September 30, 2019.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2019, the Company’s portfolio consisted of 789 freestanding net lease properties with a weighted average lease term of 14.5 years and a weighted average rent coverage ratio of 2.9x. As of the same date, the Company’s portfolio was 100.0% leased to 184 tenants operating 219 different concepts in 16 distinct industries across 45 states.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.